September 11, 2014

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

We have read the statements of Panther Biotechnology, Inc., formerly NEF Enterprises, Inc., pertaining to our firm included under Item 4.01 of Form 8-K dated September 11, 2014 and agree with such statements as they pertain to our firm.

Sincerely,

/s/ Sadler, Gibb & Associates, LLC